Exhibit 99.2

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics Provides Company

Update at Request by CONSOB

November 27, 2008 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) received a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue a press release summarizing the current status of the Company and its products. In compliance, the Company is providing the following requested information in this press release. However the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s SEC filings and the Listing Prospectus authorized to be published by Consob, can be found. The information provided below is qualified by reference to such information:

Company Products

Zevalin is the only product already marketed by the Company.

CTI’s supplemental Biologics License Application, sBLA, for use of Zevalin as consolidation therapy in patients who have achieved a response for first-line therapy was submitted in late September, 2008 to the FDA. CTI expects to receive a response in late November-early December from the FDA with their decision for filing and review timeline. If the FDA grants priority review for such filing, a decision by the FDA on the application would be targeted to occur at six months from the date of initial filing, otherwise standard review by the FDA would generally result in a ten month review time. If approved, Zevalin would be the first radioimmunotherapy available to patients as first-line consolidation therapy. It is estimated that there would be approximately 18,000 additional first-line patients1 who would potentially be eligible to use Zevalin under the proposed expanded label, if approved.

As described in a press release circulated by the Company yesterday, the Company has just entered into an agreement with Spectrum Pharmaceuticals Inc. to form a 50/50 owned joint venture, RIT Oncology LLC, to commercialize and develop Zevalin in the United States. Under the terms of the agreement Spectrum will pay Cell Therapeutics $15 million in two equal payments upon closing and in early January 2009 for their 50% interest in the LLC. Spectrum would pay the Company up to an additional $15 million when certain sales milestones are

[1]	Source: American Cancer Society, US Estimates

reached. In addition Spectrum would be responsible for 50% of expenses related to the development and commercialization of Zevalin including CTI Zevalin dedicated staff, royalties, and third party milestones. CTI and Spectrum would share equally in the net profits from the sales of Zevalin in the United States

In November 2008, CTI announced that pixantrone, a compound that CTI obtained through the acquisition of Novus Pharma, achieved its primary efficacy endpoint in the (EXTEND) phase III pivotal trial based on a preliminary intent to treat efficacy analysis. The Company has scheduled a pre-NDA meeting with the FDA in January 2009 and expects to begin submission of a rolling NDA to the FDA for pixantrone shortly thereafter. Novartis has an option to negotiate an exclusive license to pixantrone pursuant to a world wide license agreement entered into in September 2006 for Opaxio, and should Novartis elect to exercise its option for pixantrone, CTI would receive a $7.5 million license option fee, plus additional milestone related payments.

In April 2008, the Marketing Authorization Application or MAA for OPAXIO was accepted for review by the EMEA, resulting in initiation of the marketing approval review process in the EU. This review process generally takes from 15 to 18 months from the filing of the MAA. correct As noted above, CTI has granted Novartis a exclusive worldwide license for the development and commercialization of Opaxio.

Further information about this license agreement with Novartis can be found in the Company’s SEC filings and the Listing Prospectus.

Italian Operations

In November 2007, the Company moved to reduce expenses related to having a subsidiary in Milan by converting our Bresso subsidiary into a corporate branch. This conversion reduced significant costs associated with legal and overlapping independent auditor expenses. In addition, given that a substantial portion of the capacity of the Bresso facility is currently underutilized, CTI is exploring a potential spin-off of such operations, together with other assets including development capabilities, which would involve also CTI’s System-Medicine subsidiary and the novel computational technologies of the Translational Genomics Institute (TGEN). The Company seeks to independently fund and operate Bresso as part of a new corporation we refer to as Apana. However, if we are unable to obtain independent funding for our Bresso operations we will consider other alternatives to reduce our expenses, including a sale or shutdown of the facility.

Financial and Liquidity Matters

As disclosed in the Company’s third quarter earnings release on November 7, 2008, the Company had approximately $11.7 million in cash and cash equivalents, securities available-for-sale, and interest receivable as of September 30, 2008. This does not include net proceeds, before fees and expenses, of approximately $7.5 million from a Convertible Senior Notes financing entered into in October 2008. Even with this additional financing, the Company will need to raise additional capital this year and is currently exploring alternatives to do so, which may include potential partnerships or joint ventures, public or private equity financings, debt financings or restructurings, dispositions of assets or through other means in order to fund its continued operations. As announced on November 26, 2008 the Company intends to form a joint venture, RIT Oncology LLC, with Spectrum Pharmaceuticals for the commercialization of Zevalin in the United States. At the closing, Spectrum will pay the Company $15 million for its 50% interest in the LLC.

The Company’s ability to carry on its business will also depend on its capacity to obtain the authorization for the development and marketing of and to actually market new products, such as, for instance, Pixantrone and Opaxio, and/or to obtain the authorization for the extension of the label of the products already marketed, such as Zevalin.

Exchange Listing Matters

The market capitalization of the Company’s shares does not currently comply with the minimum market capitalization requirements provided for companies listed on the Nasdaq Global Market.

In November 2008, CTI had a hearing before a NASDAQ Listing Qualifications Panel and presented a plan for regaining compliance with the NASDAQ Marketplace Rules, which requires a minimum market value of listed securities of $50 million or, if the panel approves a transfer of the Company’s listing to the NASDAQ Capital Market, a minimum market value of listed securities of $35 million. The Company discussed expected clinical and regulatory program advancements and related milestones, potential partnerships or joint ventures, public or private equity financings, debt financings or restructurings, as well as possible conversion of the outstanding preferred stock and convertible notes, that would enable it to regain compliance. The Company’s common stock will continue to be listed on The NASDAQ Stock Market pending a decision from the Panel and during any extension period which may be granted by the Panel. The Panel has the discretion to grant an extension not to exceed 180 days from the date of the notification of the Staff Determination Letter. Alternatively, the Company’s stock may be delisted from the NASDAQ Stock Market. The Panel normally takes a decision on the above matters within a period ranging from 30 to 45 days from the meeting with the issuer.

As a consequence of any delisting of the Company’s shares from the Nasdaq markets, the Company would no more be subject to the Nasdaq Marketplace Rules, including the relevant disclosure requirements. In the event that the Company were to be delisted from the NASDAQ Stock Market, the Company, however, currently expects that it would apply to have its common stock listed on the OTC BB or pink sheets.

The Company believes that any delisting of its shares from the Nasdaq markets would not affect, per se, the Company’s ability to be listed on the MTA, although no communication has been received from Borsa Italiana in this respect.

With respect to the economic and financial impact on the Company’s business of any delisting of the Company’s shares from the Nasdaq markets, the Company has not evaluated and is not in a position to evaluate such impact.

In the event that the Company is delisted from the NASDAQ Stock Market, remaining holders of the Company’s preferred stock may elect to have their shares redeemed by the Company at 130% of the original purchase price. The Company is currently seeking to restructure its preferred stock.

Separately, on November 14, 2008 NASDAQ announced that in conducting its semi-annual reconstitution of NASDAQ Biotechnology Index which is formulated under a modified capitalization-weighted methodology, several companies were added to the index and others were removed. This reconstitution included removal of CTI from the index but is not directly related to the compliance process.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

This press release includes forward-looking statements about our commercial progress, potential regulatory filings, expected timing of potential regulatory approval timelines, a potential new joint venture and spin-off transaction, and potential equity and debt restructurings, that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include statements about future sales of Zevalin, including the risk that the data from the FIT trial may not prove adequate to support an approval of an sBLA for label expansion of that product, that CTI may not be able to obtain the required consents to close the joint venture for Zevalin, the preliminary results from our phase III pivotal trial of pixantrone may not be sufficient to support an NDA filing or that safety issues may arise in connection with the more detailed results when available, that CTI may not be able to obtaining funding for Apana or otherwise restructure its Bresso operations, our ability to continue to reduce our operating expenses, the Company’s ability to continue to raise capital as needed to fund its operations, our ability to restructure our remaining preferred stock and convertible notes, the outcome of our pending hearing before a Nasdaq Listing Qualifications Panel as a result of our continued non-compliance with Nasdaq’s quantitative requirements to remain listed, the development of OPAXIO, pixantrone, and brostallicin, which include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with OPAXIO, pixantrone, and brostallicin in particular, including, without limitation, the potential failure of these product candidates to prove safe and effective for treatment of non-small cell lung cancer, ovarian cancer, non-Hodgkin’s lymphoma, and sarcoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling Zevalin, OPAXIO, pixantrone, and brostallicin, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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www.CellTherapeutics.com

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com